   As filed with the Securities and Exchange Commission on December 11, 1998

                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              --------------------

                            PREFERRED NETWORKS, INC.
             (Exact Name of Registrant as specified in its Charter)

                              --------------------

         Georgia                                        58-1954892
(State of Incorporation)                    (I.R.S. Employer Identification No.)

             850 Center Way                              30071
            Norcross, Georgia                          (Zip Code)
(Address of Principal Executive Offices)

           PREFERRED NETWORKS, INC. 1995 STOCK OPTION PLAN, AS AMENDED
                            (Full Title of the Plan)

     Mark H. Dunaway                                      with copies to:
 Chief Executive Officer                                  Mark D. Kaufman
Preferred Networks, Inc.                        Sutherland, Asbill & Brennan LLP
     850 Center Way                                999 Peachtree Street, N. E.
Norcross, Georgia  30071                           Atlanta, Georgia  30309-3996
                                                          (404) 853-8000

                     (Name and Address of Agent for Service)

                                 (770) 582-3500
          (Telephone Number, including Area Code, of Agent for Service)

                         CALCULATION OF REGISTRATION FEE


                                                     Proposed maximum          Proposed maximum
  Title of securities         Amount to be            offering price          aggregate offering          Amount of
   to be registered            registered              per share(1)                price(1)            registration fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value             1,000,000 shares(2)              $.4375                  $437,500                 $122


(1) The price is estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee, and represents the average of the bid and asked price of the Common Stock on the Nasdaq Stock Market on December 10, 1998.

(2) This represents the maximum number of shares of the Registrant's no par value Common Stock that could be acquired upon exercise of options and stock appreciation rights issuable under the PNI 1995 Stock Option Plan, as amended, covered by this registration statement.

================================================================================

         On May 28, 1998, the stockholders of the Registrant approved the Registrant's 1995 Stock Option Plan, as amended. The Registrant previously registered 1,374,450 shares of its Common Stock issuable under the 1995 Stock Option Plan on Registration Statement No. 333-3962, and an additional 1,000,000 shares on Registration Statement No. 333-33879. This Registration Statement is being filed to register 1,000,000 additional shares of the Registrant's Common Stock issuable under the amended plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.  Plan Information*

Item 2.  Registrant Information and Employee Plan Annual Information*


* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

         The following documents filed by Preferred Networks, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference as of their respective dates:

         (a) The Company's Annual Report on form 10-K for the year ended December 31, 1997;

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's annual report referred to in (a) above; and

         (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed on January 30, 1996, as amended by any amendment or report filed for the purpose of updating the description of the Company's Common Stock contained therein.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in any of such documents hereby incorporated by reference will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         Pursuant to Part II, Item 3 of Form S-8, none of the documents incorporated by reference into this Registration Statement from this Part II,
Item 3, have been filed with the Registration Statement.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         Not applicable.

Item 6.  Indemnification of Directors and Officers

ARTICLES OF INCORPORATION

         Article Eight of the Articles of Incorporation of the Company provides that a director of the Company will not be liable to the Company or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except liability: (a) for any appropriation, in violation of his or her duties, of any business opportunity of the Company, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC") (dealing with payment of unlawful dividends), or (d) for any transaction from which the director received an improper personal benefit. The Articles of Incorporation provide that if the GBCC is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GBCC, as so amended. The Articles of Incorporation also provide that any repeal or modification of
Article VIII of the Articles of Incorporation by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

BYLAWS

         Under Article Five of the Company's Bylaws, the Company is required to indemnify, and advance funds to pay for or reimburse expenses to, each person who (a) is or was a director or officer of the Company (including the heirs, executors, administrators or estate of such person), or (b) while holding a status described in (a) above, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted under, and in accordance with the procedures required by, the GBCC. No amendment, termination, or other elimination of Article Five of the Bylaws or of any relevant provisions of the GBCC or of any other applicable law shall affect or diminish in any way the rights to indemnification under the Bylaws with respect to any action, suit or proceeding arising out of, or relating to, any event or act or omission occurring or fact or circumstance existing prior to such amendment, termination or other elimination. The indemnification and advancement of expenses provided by, or granted pursuant to, the Company's Bylaws are not exclusive of any other rights permitted by applicable law to which a person seeking indemnification or advancement of expenses may be entitled, whether by contract or otherwise. All rights to indemnification under Article Five of the Bylaws continue as to a person who has ceased to be a director or officer and shall be deemed to be a contract between the Company and each such person. The Company's Bylaws obligate the Company to indemnify and advance expenses to directors and officers of Preferred Networks, Inc., a Delaware corporation and predecessor to the Company, in the same manner as officers and directors of the Company.

INSURANCE

         The Company currently maintains an insurance policy providing reimbursement of indemnification payments to officers and directors of the Company and its subsidiaries and reimbursement of certain liabilities incurred by directors and officers of the Company and its subsidiaries in their capacities as such to the extent that they are not indemnified by the Company.

DIRECTOR INDEMNIFICATION AGREEMENTS

              The Company has entered into indemnity agreements with its Directors providing that the Company agrees to indemnify and hold harmless its Directors to the fullest extent permitted by the Articles of Incorporation, Bylaws and GBCC. These indemnification agreements also provide indemnification beyond the limits of the GBCC, including indemnification of directors for judgments and fines in connection with actions brought by or in the right of the Company.

GEORGIA BUSINESS CORPORATION CODE

              Section 14-2-851 of the GBCC authorizes a Georgia corporation to indemnify a director against liability incurred in a threatened, pending or completed legal proceeding by virtue of the fact that he or she is or was a director of the Company if (a) the director acted in good faith, and (b) the director reasonably believed (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (iii) in the case of any criminal proceeding, that the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a Georgia corporation may not indemnify a director under
Section 14-2-851 of the GBCC in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director meets the relevant standard of conduct under Section 14-2-851 of the GBCC, or in connection with any proceeding where the director was adjudged liable on the basis that he or she received an improper personal benefit regardless of whether the director was acting in his or her official capacity.

              In order for indemnification to be permitted under GBCC Section 14-2-851, a determination must be made that the statutory standard of conduct has been met. Such a determination must have been made (a) in the case where there are two or more disinterested directors, by the board of directors by a majority vote of all the disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, (b) by special legal counsel, or (c) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination. In addition, authorization of indemnification or an obligation to indemnify and evaluation as to reasonableness of expenses are to be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested directors or if the determination is made by special legal counsel, the authorization of indemnification and evaluation as to the reasonableness of expenses are to be made by the board of directors.

              Section 14-2-852 of the GBCC provides for the mandatory indemnification of a director who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed legal proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred in connection with the proceeding. In addition, Section 14-2-853 of the GBCC provides that a corporation may, before the final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because he or she is a director of the Company, if the director provides a written affirmation that he or she is entitled to indemnification and agrees to repay any funds advanced if it is ultimately determined that he or she is not so entitled.

              Section 14-2-854 of the GBCC authorizes the indemnification of or the advancement of expenses to a director by a court order if the court determines that the director is entitled to mandatory indemnification, or is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the statutory standard of conduct, failed to comply with the statutory standards governing advancement of funds to pay for or reimburse a director for expense of funds, or was adjudged liable in connection with either a proceeding by or in the right of the corporation or a proceeding in which he was found to have received an improper personal benefit; provided, however, that if a director is adjudged so liable, the indemnification is limited to reasonable expenses incurred in connection with the proceeding.

               Section 14-2-856 of the GBCC permits a Georgia corporation, as long as that corporation is authorized by its articles of incorporation or bylaws, or a contract or resolution approved or ratified by the shareholders, to indemnify a director made a party to a proceeding, including a proceeding brought by or in the right of the corporation (such as a shareholders' derivative suit), for damages as well as expenses incurred in such a proceeding, except that a director may not be indemnified for any liability incurred in a proceeding in which the director is adjudged liable to the corporation or is subjected to injunctive relief in favor of the corporation (i) for any appropriation, in violation of the director's duties, of any business opportunity of the corporation, (ii) for acts or omissions involving intentional misconduct or a knowing violation of law, (iii) for liability resulting from unlawful distributions, or (iv) for any transaction from which he or she received an improper personal benefit.

         Section 14-2-857 of the GBCC permits a Georgia corporation to indemnify an officer to the same extent as a director, and if the officer is not a director, to such further extent as is provided by the articles of incorporation, bylaws, resolution of the board of directors, or contract, except for liability arising out of conduct that constitutes appropriation in violation of the officer's duties of any business opportunity of the corporation, acts or omissions involving intentional misconduct or a knowing violation of law, liability for unlawful distributions, or receipt of an improper personal benefit. Section 14-2-857 of the GBCC also provides for the mandatory indemnification or indemnification by court order of an officer who is not a director to the same extent as a director. In addition, Section 14-2-857 of the GBCC permits a Georgia corporation to indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that is provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         Section 14-2-858 of the GBCC permits a Georgia corporation to purchase and maintain insurance on behalf of an individual who is a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, serves at the corporation's request as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity against liability asserted against or incurred by him or her in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify or advance expenses to him against the same liability under the GBCC.

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

4.1 Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 30, 1997).

4.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 30, 1997).

4.3 Preferred Networks, Inc. 1995 Stock Option Plan, as amended (incorporated herein by reference to Exhibit A to the Company's definitive Proxy Statement on Form 14A filed on April 29, 1998).

5        Opinion of Sutherland, Asbill & Brennan LLP regarding legality.

23.1     Consent of Sutherland, Asbill & Brennan LLP is contained in Exhibit 5.

23.2     Consent of Ernst & Young LLP.

24 Power of Attorney by each of the Directors of the Company appointing Mark H. Dunaway and Kathryn L. Putnam as attorney-in-fact is located at page 7 of this Registration Statement.

Item 9.  Undertakings

         (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on December 11, 1998.

                                        PREFERRED NETWORKS, INC.


                                        By:  /s/ Mark H. Dunaway
                                           -------------------------------------
                                             Mark H. Dunaway
                                             Chief Executive Officer



              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Dunaway and Kathryn L. Putnam and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       SIGNATURES                                 TITLE                               DATE
/s/ Mark H. Dunaway                Chief Executive Officer and Director         December 11, 1998
-----------------------------
Mark H. Dunaway


/s/ Kathryn L. Putnam              Chief Financial Officer and Principal        December 11, 1998
-----------------------------      Financial and Accounting Officer
Kathryn L. Putnam


/s/ Michael J. Saner               President and Director                       December 11, 1998
-----------------------------
Michael J. Saner


/s/ William H. Bang                Director                                     December 11, 1998
-----------------------------
William H. Bang


/s/ Robert F. Benbow               Director                                     December 11, 1998
-----------------------------
Robert F. Benbow


/s/ Richard P. Campbell            Director                                     December 11, 1998
-----------------------------
Richard P. Campbell


                       [Signatures continued on next page]

       SIGNATURES                                 TITLE                               DATE
/s/ John J. Hurley                 Director                                     December 11, 1998
-----------------------------
John J. Hurley


/s/ Jeffrey H. Schutz              Director                                     December 11, 1998
-----------------------------
Jeffrey H. Schutz


                                   Director                                     December 11, 1998
/s/ Robert Van Degna
-----------------------------
Robert Van Degna


/s/ Ronald W. White                Director                                     December 11, 1998
-----------------------------
Ronald W. White

                                INDEX TO EXHIBITS


Exhibit
Number            Exhibit

4.1 Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 30, 1997).

4.2 Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 30, 1997).

4.3               Preferred Networks, Inc. 1995 Stock Option Plan, as amended
                  (incorporated herein by reference to Exhibit A to the Company's definitive Proxy Statement on Form 14A filed on
                  April 29, 1998).

5 Opinion of Sutherland, Asbill & Brennan LLP regarding legality.

23.1              Consent of Sutherland, Asbill & Brennan LLP is contained in
                  Exhibit 5.

23.2              Consent of Ernst & Young LLP.

24 Power of Attorney by each of the Directors of the Company appointing Mark H. Dunaway and Kathryn L. Putnam as attorney-in-fact is located at page 7 of this Registration
                  Statement.